Exhibit 99.1

The Wilber Corporation Announces
First Quarter 2010 Earnings and Quarterly Dividend

FOR IMMEDIATE RELEASE

DATE:	April 30, 2010
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

COMPANY REPORTS INCREASE IN EARNINGS

Oneonta, New York, April 30, 2010 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today reported net income of $1.764 million and basic and diluted earnings per share of $0.16 for the three-month period ended March 31, 2010.  By comparison, the Company's net income and basic and diluted earnings per share for the three-month period ended March 31, 2009 were $1.073 million and $0.10, respectively.  This represents a 64.4% increase in net income and a 60.0% increase in earnings per share.  This improvement was largely driven by an increase in net interest income and a decrease in the provision for loan losses.  The Company's return on average assets and return on average equity for the first quarter of 2010 were 0.77% and 9.68%, respectively, as compared to 0.46% and 6.44% for the same period in 2009.

Douglas C. Gulotty, President and CEO, announced, “We are pleased with the improvement in earnings, particularly since it was driven by our core revenue stream of net interest income.  We also required $400 thousand less in provision for loan losses as compared to the first quarter of 2009.  Since asset quality has weakened over the last several quarters, we recorded significant additions to the allowance for loan losses throughout 2009 and through the first quarter of 2010.  Asset quality currently remains strained, but did not worsen substantially as compared to the fourth quarter of 2009.”

For the three-month period ended March 31, 2010, the Company recorded $8.120 million of net interest income, an $828 thousand or 11.4% increase over the comparable 2009 period.  This improvement was principally due to an increase in tax equivalent net interest margin of 44 basis points to 3.90% through lower funding costs.  “We were able to continue to gather deposits from our retail, corporate and municipal market segments through prudent pricing and didn’t waiver from our mission of satisfying the needs of the communities we serve,” added Mr. Gulotty.

Noninterest income for the three-month period ended March 31, 2010 was $1.955 million, as compared to $1.631 million for the same period in 2009.  This increase of $324 thousand or 19.9% was principally due to a $186 thousand increase in investment securities gains between comparable periods as the Company elected to take advantage of continued strong market pricing within the investment portfolio.  As of March 31, 2010, net unrealized gains in the Company’s available-for-sale investment portfolio totaled $1.355 million.  Additionally, trust fees of $418 thousand were $94 thousand or 29.0% greater than the comparable 2009 period due, in part, to rising equity market values.  Offsetting the improvements in noninterest income between comparable quarters were increases in noninterest expense of $442 thousand or 6.9%.  This increase was primarily due to the increase in FDIC Premium Assessment charges of $355 thousand or 390.1%.  First quarter 2010 personnel expenses of $3.885 million were $299 thousand or 8.34% over the comparable prior year period.  This increase in expense was offset by decreases in occupancy, equipment, advertising and marketing, professional fees, and other miscellaneous expenses between comparable quarterly periods.

The provision for loan losses for the first quarter of 2010 was $800 thousand as compared to $1.2 million for the comparable prior year period.  This was a decrease of $400 thousand or 33.3%.  The provision for loan losses for the first quarter of 2010 exceeded the net charge-offs by $240 thousand.  “The first quarter of this year did not require the provision needs that surfaced in the first quarter of 2009.  We remained vigilant in our problem loan identification throughout 2009 and in the first quarter of 2010; our allowance for loan and lease loss reserve is adequate for our current levels of outstanding loans,” added Mr. Gulotty.  The ratio of allowance for loan losses to period-end loans at March 31, 2010 was 1.54% as compared to 1.41% at March 31, 2009, an increase of 13 basis points.  As compared to the ratio of 1.47% at December 31, 2009, this represents an increase of 7 basis points.

The allowance for loan and lease losses at March 31, 2010 was $8.862 million as compared to $8.622 million at December 31, 2009, an increase of $240 thousand or 2.78%.  Non-performing loans as a percent of period end loans at March 31, 2010, as compared to December 31, 2009, were 2.43% and 2.19%, respectively.  Delinquencies improved modestly as performing loans 30 to 89 days delinquent were $8.095 million at March 31, 2010 as compared to $8.469 million at December 31, 2009, or 1.40% and 1.43% of gross loans, respectively.  Mr. Gulotty said, “The difficult national and regional economies negatively impacted several of our borrowers.  The current state of unemployment and the general consensus of near-term slow economic growth will continue to present a challenge to many of our customers.  We have been consistently working with our borrowers to serve our mutually beneficial interests.”  Non-performing loans to period-end loans were 2.43% at March 31, 2010, as compared to 1.19% at March 31, 2009.  Net charge-offs for the first quarter of 2010 were $560 thousand, as compared to $273 thousand in the comparable prior year period.  A significant portion of these charge-offs were allocated within the allowance for loan losses in prior quarters.

Average earning assets for the first quarter of 2010 were $886.191 million, as compared to $898.539 million for the comparable prior year period.  This decrease of $12.348 million or 1.4% was due to decreases in the investment, installment loan and commercial loan portfolios.  Strong residential loan originations in 2009 allowed mortgage loan average balances to increase to $89.766 million through the first quarter of 2010 or 8.3% over the comparable prior year period.

The Company introduced the Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) in the third quarter of 2009 and has since added 201,750 additional shares of common stock.  “We’re delighted that existing and new shareholders have chosen to continually invest in the Company’s common stock and take part in our long term growth.  The result of this commitment adds to our already existing strong capital base,” added Mr. Gulotty.

In related news, the Company declared a quarterly dividend of $0.06 per share at its April 30, 2010 Board meeting.  The dividend will be paid on May 28, 2010 to shareholders of record on May 13, 2010 and represents the 109th consecutive quarterly dividend paid by the Company.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and 2 loan production offices located in Saratoga and Ulster Counties.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeSTÒ.  The Bank currently has 276 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.
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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three
	months ended March 31,
Condensed Income Statement	2010	2009³
Net interest income	$8,120	$7,292
Provision for loan losses	800	1,200
Net interest income after provision for loan losses	7,320	6,092
Noninterest income	1,955	1,631
Noninterest expense	6,823	6,381
Income before taxes	2,452	1,342
Income taxes	688	269
Net income	$1,764	$1,073

Share and Per Share Data
Average common shares outstanding (in thousands)	10,698	10,504
Period-end common shares outstanding (in thousands)	10,705	10,504

Net income per share	$0.16	$0.10

Cash dividends declared	$0.060	$0.095

Book value per common share	$6.94	$6.48

Period-end Balances
Total assets	$938,027	$950,344
Earning assets	894,952	914,963
Loans, gross⁴	576,929	600,275
Allowance for loan losses	8,862	8,491
Deposits	786,898	800,942
Shareholders' equity	74,334	68,061

Average Balances
Total assets	$930,140	$936,145
Earning assets	886,191	898,539
Loans, gross⁴	583,111	593,641
Allowance for loan losses	8,753	7,695
Deposits	776,646	779,818
Shareholders' equity	73,886	67,590

Key Ratios
Earnings:
Return on average assets	0.77%	0.46%
Return on average equity	9.68%	6.44%
Net interest margin (tax-equivalent)	3.90%	3.46%
Efficiency ratio¹	68.78%	71.74%
	As of and for the three months ended
Asset Quality	December 31, 2009
Net loan charge-offs to average loans, annualized	0.93%	0.39%	0.19%
Allowance for loan losses to period-end loans	1.47%	1.54%	1.41%
Allowance for loan losses to non-performing loans²	67%	63%	118%
Nonperforming loans to period-end loans²	2.19%	2.43%	1.19%
Nonperforming assets to period-end assets²	1.64%	1.69%	0.80%

Common Stock Data
The Company's common stock ($0.01 par value per share) trades on the	2010	High Trade	Low Trade	Dividend
NYSE Amex under the symbol GIW.	1st Quarter	$8.02	$6.21	$0.060

	2009	High Trade	Low Trade	Dividend
	4th Quarter	$8.65	$5.52	$0.060
	3rd Quarter	$12.00	$7.76	$0.060
	2nd Quarter	$14.15	$6.78	$0.060
	1st Quarter	$8.40	$6.71	$0.095

¹
Calculated by dividing total non-interest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus non-interest income other than securities gains and losses.

²	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.

³	Certain figures have been reclassified to conform with current period presentation.

⁴	Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.